Exhibit 16.2

Deloitte & Touche LLP
250 E. 5th Street
Suite 1900
Cincinnati, OH 45202-5109
USA

Tel: +1 513 784 7100
Fax: +1 513 784 7204
www.deloitte.com

November 26, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Solidion Technology, Inc.’s Form 8-K/A dated November 26, 2025, and we agree with the statements made therein.

Yours truly,

Member of Deloitte Touche Tohmatsu Limited